SUPPORT AGREEMENT

MEMORANDUM OF AGREEMENT made as of the  day of the 10th day of October 2000

AMONG:

                                TECE INC., (FORMERLY INTERNET FOOD CO. INC.), a company incorporated under the laws of the State of Nevada;

                                (hereinafter referred to as the "Parent")

AND: 3786137 CANADA INC., a corporation incorporated under the laws of Canada;

                                (hereinafter referred to as the "Purchaser"),

AND:                            TEC   TECHNOLOGYEVALUATION.COM   CORPORATION,  a
                                corporation   incorporated  under  the  laws  of
                                Canada;

                                (hereinafter referred to as the "Tec")



WHEREAS in connection with a share exchange agreement (the "Share Exchange Agreement") made as of between Parent and Purchaser, Purchaser is to issue Exchangeable Non-Voting Preferred Shares (the Exchangeable Shares") to the shareholders of Tec.

NOW THEREFORE in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:


                                    ARTICLE 1
                         DEFINITIONS AND INTERPRETATION

1.1      Defined Terms

Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the "Share Provisions") attaching to the Exchangeable Shares attached as Appendix 1 hereto, unless the context requires otherwise.


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                                                                               2


1.2      Interpretation Not Affected by Headings

The division of this agreement into Articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement. Unless otherwise indicated, all references to an "Article" or "section" followed by a number and/or a letter refer to the specified Article or section of this agreement. The terms "this Agreement", "hereof", "herein" and "hereunder" and similar expressions refer to this agreement and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3      Number, Gender

Words importing the singular number only shall include the plural and vice versa. Words importing any gender shall include all genders.

1.4      Date for any Action

If any date on which any action is required to be taken under this agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day. For the purposes of this agreement, a "Business Day" means any day on which commercial banks are open for business in Montreal other than a Saturday, a Sunday or a day observed as a holiday in Montreal, under the laws of the Province of Quebec or the federal laws of Canada.


                                    ARTICLE 2
                        COVENANTS OF PARENT AND PURCHASER

2.1      Covenants Regarding Exchangeable Shares

So long as any Exchangeable Shares not owned by Parent or its Affiliates are outstanding, Parent covenants that it will:

         (a) not declare or pay any dividend on the Parent Common Shares unless (i) Purchaser shall simultaneously declare or pay, as the case may be, an equivalent dividend (as provided for in the Share Provisions) on the Exchangeable Shares and (ii)
                  Purchaser shall have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any such dividend on the Exchangeable Shares;

         (b) advise Purchaser sufficiently in advance of the declaration by Parent of any dividend on Parent Common Shares and take all such other actions as are reasonably necessary, in co-operation with Purchaser, to ensure that the


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                                                                               3

                  respective declaration date, record date and payment date for a dividend on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend on the Parent Common Shares;

         (c) ensure that the record date for any dividend declared on Parent Common Shares is not less than 10 Business Days after the declaration date of such dividend;

         (d) take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Purchaser, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share (other than Exchangeable Shares owned by Parent or its Affiliates) upon the liquidation, dissolution or winding-up of Purchaser, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by Purchaser, as the case may be, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Purchaser to cause to be delivered Parent Common Shares to the holders of Exchangeable Shares in accordance with the provisions of Article 5, 6 or 7, as the case may be, of the Share Provisions; and

         (e) take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Parent, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Call Rights, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Parent to cause to be delivered Parent Common Shares to the holders of Exchangeable Shares in accordance with the provisions of the Call Rights.

2.2      Segregation of Funds

Parent further covenants that it will cause Purchaser to deposit a sufficient amount of funds in a separate account of Purchaser and segregate a sufficient amount of such other assets and property, as is necessary to enable Purchaser to pay dividends when due and to pay or otherwise satisfy its obligations under
Article 5, 6 or 7 of the Share Provisions, as applicable.

2.3      Reservation of Parent Common Shares

Parent hereby represents, warrants and covenants in favour of Purchaser and Tec that Parent has reserved for issuance and will, at all times while any Exchangeable Shares (other than Exchangeable Shares held by Parent or its Affiliates) are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of Parent Common Shares (or other shares or securities into which Parent Common Shares may be reclassified or changed as contemplated by section 2.7 hereof) (a) as is equal to the sum of


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                                                                               4

(i) the number of Exchangeable Shares issued and outstanding from time to time and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time and (b) as are now and may hereafter be required to enable and permit Parent to meet its obligations under the Voting and Exchange Trust Agreement and under any other security or commitment pursuant to which Parent may now or hereafter be required to issue Parent Common Shares, to enable and permit Parent to meet its obligations under the Call Rights and to enable and permit Purchaser to meet its respective obligations hereunder and under the Share Provisions.

2.4      Notification of Certain Events

In order to assist Parent to comply with its obligations hereunder and to permit Parent to exercise the Call Rights, Purchaser will notify Parent of each of the following events at the time set forth below:

         (a) in the event of any determination by the Board of Directors of Purchaser to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Purchaser or to effect any other distribution of the assets of Purchaser among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

         (b) promptly, upon the earlier of receipt by Purchaser of notice of and Purchaser otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Purchaser or to effect any other distribution of the assets of Purchaser among its shareholders for the purpose of winding up its affairs;

         (c)      immediately, upon receipt by Purchaser of a Retraction
                  Request;

         (d) on the same date on which notice of redemption is given to holders of Exchangeable Shares, upon the determination of a Redemption Date in accordance with the Share Provisions; and

         (e) as soon as practicable upon the issuance by Purchaser of any Exchangeable Shares or rights to acquire Exchangeable Shares (other than the issuance of Exchangeable Shares and rights to acquire Exchangeable Shares in exchange for outstanding Teccommon shares pursuant to the Amalgamation).

2.5      Delivery of Common Shares to Purchaser

In furtherance of its obligations under sections 2.1(d) and (e) hereof, upon notice from Purchaser of any event that requires Purchaser to cause to be delivered Parent Common Shares to any holder of Exchangeable Shares, Parent shall forthwith cause to be delivered to Purchaser


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                                                                               5

the requisite number of Parent Common Shares to be received by, and issued to or to the order of, the former holder of the surrendered Exchangeable Shares, as Purchaser shall direct. All such Parent Common Shares shall be duly authorized and validly issued as fully paid and non- assessable and shall be free and clear of any lien, claim or encumbrance. In consideration of the issuance and delivery of each such Parent Common Share, Purchaser shall pay a cash purchase price equal to the fair market value of such Parent Common Shares.

2.6      Intentionnaly Deleted

2.7      Economic Equivalence

So long as any Exchangeable Shares not owned by Parent or its Affiliates are outstanding:

         (a) Parent will not without prior approval of Purchaser and the prior approval of the holders of the Exchangeable Shares given in accordance with section 10.2 of the Share Provisions:

                  (i)     issue  or   distribute   Parent   Common   Shares  (or
                          securities exchangeable for or convertible into or carrying rights to acquire Parent Common Shares) to the holders of all or substantially all of the then outstanding Parent Common Shares by way of stock dividend or other distribution, other than an issue of Parent Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Common Shares) to holders of Parent Common Shares who exercise an option to receive dividends in Parent Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Common Shares) in lieu of receiving cash dividends; or

                  (ii) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Parent Common Shares entitling them to subscribe for or to purchase Parent Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Common Shares); or

                  (iii) issue or distribute to the holders of all or substantially all of the then outstanding Parent Common Shares (A) shares or securities of Parent of any class other than Parent Common Shares (other than shares convertible into or exchangeable for or carrying rights to acquire Parent Common Shares), (B) rights, options or warrants other than those referred to in section 2.7(a)(ii) above, (C) evidences of indebtedness of Parent or (D) assets of Parent, unless the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously


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                                                                               6

         to holders of the Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Parent in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Amalgamation Agreement.

         (b) Parent will not without the prior approval of Purchaser and the prior approval of the holders of the Exchangeable Shares given in accordance with section 10.2 of the Share Provisions:

                  (i) subdivide, redivide or change the then outstanding Parent Common Shares into a greater number of Parent Common Shares; or

                  (ii)    reduce,  combine,   consolidate  or  change  the  then
                          outstanding Parent Common Shares into a lesser number of Parent Common Shares; or

                  (iii) reclassify or otherwise change Parent Common Shares or effect an amalgamation, merger, reorganization or other transaction affecting Parent Common Shares, unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares.

         (c) Parent will ensure that the record date for any event referred to in section 2.7(a) or 2.7(b) above, or (if no record date is applicable for such event) the effective date for any such event, is not less than five Business Days after the date on which such event is declared or announced by Parent (with contemporaneous notification thereof by Parent to Purchaser).

         (d) The Board of Directors of Purchaser shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of any event referred to in section 2.7(a) or 2.7(b) above and each such determination shall be conclusive and binding on Parent. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors of Purchaser to be relevant, be considered by the Board of Directors of
                  Purchaser:

                  (i) in the case of any stock dividend or other distribution payable in Parent Common Shares, the number of such shares issued in proportion to the number of Parent Common Shares previously outstanding;

                  (ii) in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Parent Common Shares (or securities exchangeable for or convertible into or carrying rights to


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                                                                               7

                          acquire  Parent  Common  Shares),   the   relationship
                          between the exercise price of each such right, option or warrant and the Current Market Price;

                  (iii) in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of Parent of any class other than Parent Common Shares, any rights, options or warrants other than those referred to in section 2.7
                          (d) (ii) above, any evidences of indebtedness of Parent or any assets of Parent), the relationship between the fair market value (as determined by the Board of Directors of Purchaser in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Parent Common Share and the Current Market Price;

                  (iv) in the case of any subdivision, redivision or change of the then outstanding Parent Common Shares into a greater number of Parent Common Shares or the reduction, combination, consolidation or change of the then outstanding Parent Common Shares into a lesser number of Parent Common Shares or any amalgamation, merger, reorganization or other transaction affecting Parent Common Shares, the effect thereof upon the then outstanding Parent Common Shares; and

                  (v) in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of Parent Common Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

         e) Purchaser agrees that, to the extent required, upon due notice from Parent, Purchaser will use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by Purchaser, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalent with respect to the Parent Common Shares and Exchangeable Shares as provided for in this section 2.7.

2.8      Tender Offers

In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to Parent Common Shares (an "Offer") is proposed by Parent or is proposed to Parent or its shareholders and is recommended by the Board of Directors of Parent, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of Parent, and the Exchangeable Shares are not redeemed by Purchaser or purchased


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                                                                               8

by Parent pursuant to the Call Rights, Parent will use its reasonable efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares (other than Parent and its Affiliates) to participate in such Offer to the same extent and on an economically equivalent basis as the holders of Parent Common Shares, without discrimination. Without limiting the generality of the foregoing, Parent will use its reasonable efforts expeditiously and in good faith to ensure that holders of Exchangeable Shares may participate in each such Offer without being required to retract Exchangeable Shares as against Purchaser (or, if so required, to ensure that any such retraction, shall be effective only upon, and shall be conditional upon, the closing of such Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall affect the rights of Purchaser to redeem (or Parent to purchase pursuant to the Call Rights) Exchangeable Shares, as applicable, in the event of a Parent Control Transaction.

2.9   Ownership of Outstanding Shares

Without the prior approval of Purchaser and the prior approval of the holders of the Exchangeable Shares given in accordance with section 10.2 of the Share Provisions, Parent covenants and agrees in favour of Purchaser that, as long as any outstanding Exchangeable Shares are owned by any Person other than Parent or any of its Affiliates, Parent will be and remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of Purchaser.

2.10     Parent and Affiliates Not to Vote Exchangeable Shares

Parent covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its Affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Parent further covenants and agrees that it will not, and will cause its Affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Share Provisions or pursuant to the provisions of the Act (or any successor or other corporate statute by which Purchaser may in the future be governed) with respect to any Exchangeable Shares held by it or by its Affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares.

2.11     Rule 10b-18 Purchases

For certainty, nothing contained in this Agreement, including without limitation the obligations of Parent contained in section 2.8 hereof, shall limit the ability of Parent or Purchaser to make a "Rule 10b-18 Purchase" of Parent Common Shares pursuant to Rule 10b-18 of the United States Securities Exchange Act of 1934, as amended.


                                    ARTICLE 3
                                PARENT SUCCESSORS


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                                                                               9

3.1      Certain Requirements in Respect of Combination, etc.

Parent shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or other-wise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:

         f) such other Person or continuing corporation (the "Parent Successor") by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the Parent Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Parent Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Parent under this Agreement; and

         g) such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder.

3.2      Vesting of Powers in Successor

Whenever the conditions of section 3.1 have been duly observed and performed, the parties, if required by section 3.1, shall execute and deliver the supplemental agreement provided for in section 3.1(a) and thereupon the Parent Successor shall possess and from time to time may exercise each and every right and power of Parent under this Agreement in the name of Parent or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the Board of Directors of Parent or any officers of Parent may be done and performed with like force and effect by the directors or officers of such Parent Successor.

3.3      Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing the amalgamation or merger of any wholly- owned direct or indirect subsidiary of Parent with or into Parent or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of Parent provided that all of the assets of such subsidiary are transferred to Parent or another wholly-owned direct or indirect subsidiary of Parent and any such transactions are expressly permitted by this Article 3.


                                    ARTICLE 4
                                     GENERAL


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                                                                              10


4.1      Term

This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any Person other than Parent and any of its Affiliates.

4.2      Changes in Capital of Parent and Purchaser

At all times after the occurrence of any event contemplated pursuant to sections
2.7 and 2.8 hereof or otherwise, as a result of which either Parent Common Shares or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Parent Common Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

4.3      Severability

If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby and this Agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

4.4      Amendments, Modifications

This Agreement may not be amended or modified except by an agreement in writing executed by Purchaser and Parent and approved by the holders of the Exchangeable Shares in accordance with section 10.2 of the Share Provisions.

4.5      Ministerial Amendments

Notwithstanding the provisions of section 4.4, the parties to this Agreement may in writing at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this Agreement for the purposes of:

         (a) adding to the covenants of any or all parties provided that the Board of Directors of each of Purchaser and Parent shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

         (b) making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions


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                                                                              11

                  which, in the good faith opinion of the Board of Directors of each of Purchaser and Parent, it may be expedient to make, provided that each such Board of Directors shall be of the good faith opinion that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

         (c) making such changes or corrections which, on the advice of counsel to Purchaser and Parent, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Boards of Directors of each of Purchaser and Parent shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

4.6      Meeting to Consider Amendments

Purchaser, at the request of Parent, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to section 4.4 hereof. Any such meeting or meetings shall be called and held in accordance with the bylaws of Purchaser, the Share Provisions and all applicable laws.

4.7      Amendments Only in Writing

No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

4.8  Enurement

This Agreement shall be binding upon and enure to the benefit of the Parties hereto and their respective successors and assigns.

4.9      Notices to Parties

All notices and other communications between the parties to this Agreement hall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for any such party as shall be specified in like notice):

                  Tec Technology Valuation.com Corporation:

                              Mr. Steve Saviuk
                              President
                              Manitex Capital Inc.
                              1 Place Ville-Marie, Suite 2001
                              Montreal (Quebec) H3B 2C4

with a copy to:               Mr. David Perez
                              Manitex Capital Inc.
                              1 Place Ville-Marie, Suite 2001
                              Montreal (Quebec) H3B 2C4


                  Telecopier No.:           514-875-9751

with a copy to:
                  De Grandpre Chaurette Levesque
                  2000 McGill College Avenue
                  Suite 1600
                  Montreal (Quebec) H3B 3H3

                  Attention:                Mr. Pierre Barnard
                  Telecopier No.:           (514) 499-0469

and:
                  Tece Inc.
                  2000 McGil College Avenue
                  Suite 1600
                  Montreal (Quebec) H3B 3H3

                  Attention:                Mr. Pierre Barnard
                  Telecopier no.            (514) 499-0469

and:
                  3786137 Canada Inc.
                  2000 McGill College Avenue
                  Suite 1600
                  Montreal (Quebec) H3B 3H3


Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

4.10     Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

4.11     Jurisdiction

This Agreement shall be construed and enforced in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

4.12     Attornment

Each of the parties hereto agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of the Province of Quebec, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and Parent hereby appoints Purchaser at its registered office in the Province of Quebec as attorney for service of process.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.




TECE INC., (FORMERLY INTERNET FOOD CO. INC.)



By:  /s/ Pierre Barnard
     ---------------------
Name: Pierre Barnard
Title:   Attorney


3786137 CANADA INC.



By:  /s/ Pierre Barnard
     ---------------------
Name: Pierre Barnard
Title:   President

TEC TECHNOLOGY VALUATION.COM CORPORATION



By:  /s/ Illegible
     ---------------------
Name:
Title: